Exhibit 99.1

Quest Diagnostics Incorporated
3 Giralda Farms
Madison, NJ 07940

News From Quest Diagnostics
Quest Diagnostics Contacts:
Dan Haemmerle (Investors): 973-520-2900
Wendy Bost (Media): 973-520-2800

Quest Diagnostics Provides Preview of Third Quarter 2013 Financial Performance

MADISON, N.J., Oct. 10, 2013 /PRNewswire/ -- Quest Diagnostics (NYSE: DGX), the world's leading provider of diagnostic information services, today provided a preview of revenues and earnings per share for its third quarter ended September 30, 2013. The company has not yet finalized its financial results and intends to provide a full report on third quarter 2013 results, including updated 2013 guidance, and conduct a conference call with investors on October 17, 2013.

Quest Diagnostics expects to report the following results for its third quarter 2013:

•	Adjusted diluted earnings per share from continuing operations of $1.02, vs. $1.15 in the third quarter of 2012;

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Reported diluted earnings per share from continuing operations of $2.66, vs. $0.98 in 2012, reflecting the impact of the gain on the Ibrutinib royalty rights sale and the loss on the sale of Enterix; and

•	Revenues from continuing operations of $1.79 billion, 1.9% below the prior-year period.

Third quarter performance was driven by the following factors:

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Underlying test volume for Diagnostic Information Services, measured by test requisitions and excluding 2013 acquisitions, softened late in the quarter, following indications of improvement, and was down approximately 1% vs. the prior year.

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While under pressure all year from government and commercial payers, Diagnostic Information Services revenue per requisition, excluding recent acquisitions, was down 3.3% in the quarter, with about 0.5% principally due to increased denial rates for certain molecular tests.

•	As expected, acquisitions contributed approximately 2% to revenue growth during the quarter.

•	Diagnostic Solutions revenues grew approximately 4% in the quarter compared to the prior year.

•	The Invigorate cost-reduction program remained on track during the quarter.

"Early in the third quarter, we were encouraged by revenue performance that was in line with our expectations," said Steve Rusckowski, President and CEO. "However, later in the quarter, revenues deteriorated, leading to results that did not meet our expectations. Given our commitment to transparency, we are providing this preview prior to October 17, at which time we will provide an updated outlook for the full year 2013."

Note on Non-GAAP Financial Measures
As used in this press release, the term "adjusted" refers to the operating performance measures that exclude restructuring and integration charges and the impact of the sale of Enterix and the Ibrutinib royalty rights. Adjusted measures are presented because management believes those measures are useful adjuncts to reported results under accounting principles generally accepted in the United States.  Adjusted measures should not be considered as an alternative to the corresponding measures determined under accounting principles generally accepted in the United States.

Exhibit 99.1

October 17 Conference Call Information
Quest Diagnostics will report third quarter 2013 results on Thursday, October 17, 2013 before the market opens. It will hold its quarterly conference call to discuss the results beginning at 8:30 a.m. Eastern Time on that day. The conference call can also be accessed in listen-only mode by dialing 415-228-4961, passcode 3214469. The company suggests participants dial in approximately 10 minutes before the call. A replay of the call may be accessed online at www.QuestDiagnostics.com/investor or by phone at 888-566-0076 for domestic callers or 402-998-1224 for international callers. Telephone replays will be available from 10:30 a.m. Eastern Time on October 17 until midnight Eastern Time on November 16, 2013. Anyone listening to the call is encouraged to read the company's periodic reports on file with the Securities and Exchange Commission, including the discussion of risk factors and historical results of operations and financial condition in those reports.

About Quest Diagnostics
Quest Diagnostics is the world's leading provider of diagnostic information services that patients and doctors need to make better healthcare decisions. The company offers the broadest access to diagnostic testing services through its network of laboratories and patient service centers, and provides interpretive consultation through its extensive medical and scientific staff. Quest Diagnostics is a pioneer in developing innovative diagnostic tests and advanced healthcare information technology solutions that help improve patient care. Additional company information is available at QuestDiagnostics.com.

The statements in this press release which are not historical facts may be forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date that they are made and which reflect management's current estimates, projections, expectations or beliefs and which involve risks and uncertainties that could cause actual results and outcomes to be materially different. Risks and uncertainties that may affect the future results of the company include, but are not limited to, adverse results from pending or future government investigations, lawsuits or private actions, the competitive environment, changes in government regulations, changing relationships with customers, payers, suppliers and strategic partners and other factors discussed in "Business," "Risk Factors," "Cautionary Factors that May Affect Future Results," "Legal Proceedings," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Quantitative and Qualitative Disclosures About Market Risk" in the company's 2012 Annual Report on Form 10-K and "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Quantitative and Qualitative Disclosures About Market Risk," and "Risk Factors" in the company's Quarterly Reports on Form 10-Q and other items throughout the Form 10-K and the company's 2013 Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

This press release is available online in the Newsroom section at www.QuestDiagnostics.com.

Financial Note
Adjusted amounts for diluted earnings per common share represent the Company's results before the impact of the gain on sale of Ibrutinib royalty rights, restructuring and integration charges and loss on sale of Enterix.  Adjusted measures are presented because management believes those measures are useful adjuncts to reported results under accounting principles generally accepted in the United States when comparing results of operations from period to period.  Adjusted measures should not be considered as an alternative to the corresponding measures determined under accounting principles generally accepted in the United States.  The following table reconciles reported results to adjusted results:

	Three Months Ended September 30, 2013
		Gain on Sale of Ibrutinib Royalty Rights	Restructuring and Integration Charges	Loss on Sale of Enterix
	As Reported		(a)		As Adjusted
Diluted earnings per common share	$2.66	$(1.97)	$0.16	$0.17	$1.02

Exhibit 99.1

	Three Months Ended September 30, 2012
		Restructuring and Integration Charges
	As Reported	(a)	As Adjusted
Diluted earnings per common share	$0.98	$0.17	$1.15

(a) Represents costs primarily associated with workforce reductions and professional fees incurred in connection with further restructuring and integrating our business

Media contacts: Dan Haemmerle (investors) at 973-520-2900; and Gary Samuels and Wendy Bost (media) at 973-520-2800

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